UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2015 (November 3, 2015)

THE CHEFS’ WAREHOUSE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35249	20-3031526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 East Ridge Road, Ridgefield, CT 06877
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 894-1345

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On November 3, 2015, the Board of Directors (the “Board”) of The Chefs’ Warehouse, Inc. (the “Company”) elected Katherine Oliver to the Company’s Board as a director, filling a vacancy resulting from an increase in the size of the Board from eight to nine directors. Ms. Oliver’s term will expire, along with the terms of the other directors, at the Company’s next annual meeting of stockholders. Ms. Oliver will serve as a member of the Board’s Nominating and Corporate Governance Committee. There are no arrangements or understandings between Ms. Oliver and any other persons pursuant to which she was selected as a director. Additionally, there are no transactions involving the Company and Ms. Oliver that the Company would be required to report pursuant to Item 404(a) of Regulation S-K. Ms. Oliver is currently a Principal with Bloomberg Associates, a position she has held since January 2014, and previously served as the Commissioner of the Mayor of New York City’s Office of Media and Entertainment from August 2002 through December 2013.

Ms. Oliver will be compensated in accordance with the Company’s existing compensation arrangements for non-employee directors, which are described under the caption “Executive Compensation – Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2015, and currently include a mixture of a cash retainer, cash paid for committee membership and committee chairmanship, and time-based vesting restricted share awards. Her compensation for her service will be prorated in 2015. The Company has also entered into an Indemnification Agreement with Ms. Oliver in substantially the form of the Form of Indemnification Agreement by and between the Company and its directors and executive officers, which was filed by the Company as Exhibit 10.24 to the amendment to the Company’s Registration Statement on Form S-1 filed with the SEC on July 14, 2011 in connection with the Company’s initial public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHEFS’ WAREHOUSE, INC.

By:	/s/ Alexandros Aldous
Name: Title:	Alexandros Aldous General Counsel and Corporate Secretary

Date: November 9, 2015